Exhibit 99.1

Press Release

Media Contact:	Nancy Welsh
319.295.2123
nkwelsh@rockwellcollins.com

Investor Contact:	Dan Crookshank
319.295.7575
investorrelations@rockwellcollins.com

Rockwell Collins reports first quarter fiscal year 2005 earnings per share of 50 cents;

a year-over-year increase of 32% on sales growth of 21%

CEDAR RAPIDS, Iowa (January 26, 2005) – Rockwell Collins, Inc. (NYSE: COL) today reported net income for the first quarter of fiscal year 2005 ended December 31, 2004 of $90 million, or 50 cents per share, a 32% increase over fiscal year 2004 first quarter net income of $68 million, or 38 cents per share. Total segment operating margins for the current year first quarter improved 190 basis points to a level of 18.6% as compared to 16.7% reported last year.

Sales for the first quarter of fiscal year 2005 were $763 million, an increase of $135 million, or 21% from the $628 million reported last year. The company generated $46 million in cash from operating activities in the first quarter of fiscal year 2005. This compares to $44 million in cash used for operating activities in last year’s first quarter, which included $125 million in voluntary contributions made to the company’s qualified pension plans.

“Our outstanding first quarter financial results were driven by continued strong demand for our Commercial and Government Systems products, a favorable mix of higher margin aftermarket sales, and the success of our ongoing initiatives aimed at controlling costs and enhancing productivity,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “With this excellent start to the new fiscal year, we now expect both businesses to deliver double-digit revenue growth for a second consecutive year, and look for expanding segment operating margins to drive an even higher level of earnings per share growth.”

Following is a discussion of sales and earnings for each business segment.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance and communications systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, achieved first quarter sales of $390 million, an increase of $79 million, or 25%, compared to the $311 million reported for the same period last year. Rockwell Collins Simulation & Training Solutions (previously known as NLX), acquired on December 1, 2003, provided $21 million of incremental sales, or 7 percentage points of the sales growth. Revenues from programs won during the 2004 fiscal year contributed to the 18% in organic revenue growth.

Defense electronics sales increased 38% principally due to the incremental sales from Rockwell Collins Simulation & Training, new revenues from the Defense Advanced Global Positioning System Receiver (DAGR) production and E-6B aircraft modification programs, and higher revenues from the KC-135 aircraft retrofit program. Defense Communications sales increased 5% due to higher Joint Tactical Radio System (JTRS) development program revenues, including initial revenues from the Airborne, Maritime/Fixed Station and Cluster 5 contracts won in the prior fiscal year.

Government Systems’ operating earnings for the first quarter of fiscal year 2005 were $70 million, an increase of 11% from $63 million posted for the same period last year. Compared to the current year first quarter operating margin of 17.9%, Government Systems’ prior year first quarter operating margin of 20.3% benefited from favorable performance on various production programs and the absence of the impact of a full quarter of lower margin revenues from Rockwell Collins Simulation & Training Solutions.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved first quarter sales of $373 million, an increase of $56 million, or 18%, compared to sales of $317 million reported for the same period last year. Significantly higher aftermarket activity and demand for new business aircraft drove the revenue growth.

Air transport aviation electronics sales increased 10% as growth in aftermarket revenues more than offset lower original equipment sales. An anticipated shift of in-flight entertainment (IFE) revenues from original equipment line-fit to aftermarket retrofit installations accounted for the lower original equipment sales. Stronger demand for other retrofit applications and increased service and support activity also contributed to the higher aftermarket revenues. Business and regional aviation electronics sales increased 29% as significantly higher business jet original equipment manufacturer (OEM) sales and aftermarket revenues, including modification programs, more than outweighed the impact of anticipated lower sales to regional jet OEMs.

Commercial Systems’ first quarter operating earnings increased 71% to $72 million, or an operating margin of 19.3%, compared to $42 million, or an operating margin of 13.2% for the same period last year. The combination of the higher sales, a favorable mix of higher margin aftermarket revenues, and enhanced operating efficiencies accounted for the improvements.

Corporate

Share repurchases in the first quarter of fiscal year 2005 were 0.7 million shares at a cost of $27 million.

Business Highlights:

•	U. S. Air Force awards Rockwell Collins KC-135 Global Air Traffic Management follow-on contract: Rockwell Collins was awarded a $31.4 million firm fixed price contract to provide for an additional 25 KC-135 Global Air Traffic Management (GATM) Lot III production kits and related installation. The provision of the Lot III kits and installation is expected to be completed by April 2006. To date, more than 50 upgraded KC-135 aircraft are in service and the company is currently under contract for 140 additional upgrades.

•	Rockwell Collins’ TTNT successfully demonstrated: The U.S. Air Force performed a successful demonstration of the company’s Tactical Targeting Network Technology (TTNT) at the Joint Expeditionary Force Experiment (JEFX) at Nellis Air Force Base. TTNT is under development by the company for the Defense Advanced Research Projects Agency (DARPA) and the U. S. Air Force Research Laboratory and is designed to provide an Internet Protocol-based, high-speed, dynamic ad hoc network to enable U.S. military users to quickly target moving and time-critical targets.

•	Rockwell Collins cabin electronics systems selected by Dassault, Gulfstream and Raytheon; Bombardier unveils Airshow 21-featured Global 5000: The company announced significant wins of cabin electronics positions at the National Business Aircraft Association convention in October. Dassault Aviation selected Rockwell Collins to provide the Falcon Cabin Management System which will be offered for the Falcon business jet family, including the Falcon 900DX, 900EX, and the new 7X model, beginning with mid-2006 deliveries. Gulfstream Aerospace selected the company’s Airshow 21 cabin electronics system for its large-cabin, mid-range G350 and large-cabin, long-range G450 business jets. Installations are currently underway with the first flight test on these aircraft set for the first calendar quarter of 2005. The company is also providing digital Airshow 21 systems for the G500 and G550, as well as analog systems for the G200. Raytheon Aircraft Company selected the company’s Airshow 21 advanced cabin electronics system for installation on the Hawker 800XP business aircraft. In addition, Bombardier Aerospace unveiled the Global 5000 featuring the all-digital, Ethernet-based Airshow 21 cabin electronics system.

•	Asia-Pacific airlines continue selection of Rockwell Collins avionics for new aircraft: Building upon the numerous Asia-Pacific airline position wins garnered by the company in fiscal year 2004, Rockwell Collins was selected by Air China, Xiamen Airlines and Shandong Airlines to provide buyer selectable avionics equipment on a total of 25 new aircraft slated for deliveries beginning in 2005. Equipment selections included the company’s advanced GLU-920 Multi-Mode Receiver, the fully automatic WRX-2100 MultiScan Weather Radar, and Flight Dynamics’ Head-up Guidance System. These products provide the airlines with enhanced operational efficiency, safety and passenger comfort through reducing pilot work load and increasing pilot situational awareness.

•	Rockwell Collins wins additional Enhanced Vision System (EVS) position with Dassault: Dassault Aviation announced that Rockwell Collins’ Flight Dynamics EVS will be available as an option for all new Falcon business jets equipped with the EASy flight deck, including the Falcon 2000EX, 900EX and the new 7X, with certification and installation expected in the middle of 2006. In addition, progress continues toward the early 2006 certification of the first Flight Dynamics EVS application for the Boeing 737 and the Boeing Business Jet. The complete Flight Dynamics EVS package provides enhanced pilot situational awareness of terrain and airport environments in low visibility situations.

Fiscal Year 2005 Outlook

On January 12, 2005 the company increased its earnings per share guidance by 15 cents and is now expecting earnings per share in the range of $2.00 to $2.10 for the full fiscal year. The company also increased its sales guidance for the year by $75 million to $100 million and now expects fiscal year 2005 sales to be in the range of $3.275 billion to $3.3 billion.

Government Systems revenues are still expected to grow in the range of 10% to 12% from fiscal year 2004 and represent approximately 52% of total company sales while Commercial Systems revenues are now expected to increase in the range of 11% to 13% (previously 6% to 8%) and represent about 48% of the total.

Government Systems segment operating margin is still expected to approximate 18% for the full 2005 fiscal year. Commercial Systems segment operating margin is now expected to be about 18% for the full year (previously about 16%).

Additionally, cash provided from operating activities for the full fiscal year is now projected to be in the range of $450 million to $500 million; an improvement of about $100 million over the company’s previously provided range.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on January 26, 2005. Individuals may listen to the call on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through February 25, 2005.

Rockwell Collins is a leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of

1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy, the continued recovery of the commercial aerospace industry and the continued strength of the military communications and electronics industry; domestic and foreign government spending, budgetary and trade policies; market acceptance of new and existing products and services; performance of our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risk of significant and prolonged disruption to air travel; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; favorable outcomes of certain customer procurements, congressional approvals and regulatory mandates; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

ROCKWELL COLLINS, INC.

SEGMENT SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31
	2004	2003
Sales
Government Systems	$390	$311
Commercial Systems	373	317

Total sales	$763	$628

Segment operating earnings
Government Systems	$70	$63
Commercial Systems	72	42

Total segment operating earnings	142	105

Interest expense	(3)	(2)
Earnings from corporate-level equity affiliate	1	—
General corporate, net (1)	(11)	(6)

Income before income taxes	129	97

Income tax provision	(39)	(29)

Net income	$90	$68

Diluted earnings per share	$0.50	$0.38

Average diluted shares outstanding	180.2	179.3

(1)	General corporate, net for the three months ended December 31, 2003 includes a gain of $5 million ($3 million after tax) related to favorable settlements of insurance matters.

The following table summarizes sales by product category for the three months ended December 31, 2004 and 2003 (unaudited, in millions):

	Three Months Ended December 31
	2004	2003
Defense electronics	$266	$193
Defense communications	124	118
Air transport aviation electronics	202	184
Business and regional aviation electronics	171	133

Total	$763	$628

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	December 31, 2004	September 30, 2004
Assets
Cash	$192	$196
Receivables	630	616
Inventories	635	650
Current deferred income taxes	165	165
Income taxes receivable	10	10
Other current assets	40	26

Total current assets	1,672	1,663

Property	415	418
Goodwill and intangible assets	548	550
Other assets	250	243

Total assets	$2,885	$2,874

Liabilities and shareowners’ equity
Accounts payable	$189	$240
Compensation and benefits	185	235
Income taxes payable	34	18
Product warranty costs	160	154
Other current liabilities	300	317

Total current liabilities	868	964

Long-term debt	201	201
Retirement benefits	519	521
Other liabilities	60	55
Shareowners’ equity	1,237	1,133

Total liabilities and shareowners’ equity	$2,885	$2,874

ROCKWELL COLLINS, INC.

CONDENSED CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Three Months Ended December 31
	2004	2003
Operating Activities:
Net income	$90	$68
Adjustments to arrive at cash provided by (used for) operating activities:
Depreciation	21	23
Amortization of intangible assets	4	4
Pension plan contributions	(2)	(127)
Compensation and benefits paid in common stock	22	19
Deferred income taxes	—	12
Tax benefit from the exercise of stock options	7	3
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(10)	81
Inventories	18	(53)
Accounts payable	(46)	(35)
Income taxes	16	16
Compensation and benefits	(50)	(36)
Other assets and liabilities	(24)	(19)

Cash Provided by (Used for) Operating Activities	46	(44)

Investing Activities:
Acquisition of a business, net of cash acquired	—	(127)
Property additions	(15)	(14)
Acquisition of intangible assets	(7)	(9)
Proceeds from disposition of property	2	1

Cash Used for Investing Activities	(20)	(149)

Financing Activities:
Net proceeds from issuance of long-term debt	—	198
Net increase in short-term borrowings	—	24
Purchases of treasury stock	(27)	(25)
Cash dividends	(21)	(16)
Proceeds from exercise of stock options	23	11

Cash (Used for) Provided by Financing Activities	(25)	192

Effect of exchange rate changes on cash	(5)	(3)

Net Change in Cash	(4)	(4)
Cash at Beginning of Period	196	66

Cash at End of Period	$192	$62

Certain prior year amounts have been reclassified to conform to the current year presentation.